First National Bank of Chester County Completes Acquisition

of American Home Bank

WEST CHESTER, PA January 2, 2009 _ First Chester County Corporation (OTC Bulletin Board: FCEC.OB), the parent company of First National Bank of Chester County (“First National”) announced that it has completed its acquisition of American Home Bank, National Association. As a result of the merger, American Home Bank was merged with and into First National effective December 31, 2008.

“Completion of the American Home Bank acquisition is consistent with our strategy to expand our geographic footprint, extend our reach into the mortgage industry and enhance our fee based income,” said John A. Featherman, III, Chairman, and Chief Executive Officer of the Corporation and First National. “Customers of both banks will benefit from 23 branches covering five counties in Pennsylvania, a broader menu of products and services and expanded mortgage operations. We welcome American Home Bank customers, shareholders, and employees to the First National family.”

The consumer and commercial banking services of American Home Bank will be combined with the banking operations of First National. American Home Bank mortgage banking operations will be operated as a separate division of First National using the name “American Home Bank, a division of First National Bank of Chester County.” James M. Deitch, Chairman and Chief Executive Officer of American Home Bank, continues with First Chester County Corporation and First National Bank of Chester County as a member of both boards of directors and Managing Director of the American Home Bank division of First National.

The Kafafian Group served as financial advisor to First Chester County Corporation, and Sandler O’Neill and Partners, L.P served as financial advisor to American Home Bank. Saul Ewing, LLP provided legal counsel for First Chester County Corporation, and Hartman Underhill & Brubaker, LLP, and Hogan & Hartson LLP provided legal counsel to American Home Bank.

First National Bank of Chester County, a subsidiary of First Chester County Corporation, is the largest independent national bank headquartered in Chester County. First National has 23 branch offices that provide quality financial services to individuals, businesses, government entities, non profit organizations, and community service groups throughout the Chester, Montgomery, Delaware, Lancaster, and Cumberland counties. Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County. For more information, visit www.1nbank.com or call 1-877-FNB-0100.